Exhibit 99.8

                Director Fee Election--2002 Stock Incentive Plan

                       LIGAND PHARMACEUTICALS INCORPORATED

                              DIRECTOR FEE ELECTION


               Pursuant to the Director Fee Option Grant Program in effect under the Corporation's 2002 Stock Incentive Plan (the "Plan"), I hereby elect to apply a percentage of my fee for Board Service for calendar year 200_ to the acquisition of a special option grant to purchase shares of the Corporation's common stock (the "Common Stock"). The percentage of my Board Service fee to be so applied is as follows:

                      ________%* of the Board Service fee.

               I hereby acknowledge and agree that this election shall be irrevocable and that the option to be granted pursuant to such election will be subject to the following terms:

               1. The option will be granted on January _____, 20___.

               2. The exercise price per share will be equal to one-third of the fair market value per share of Common Stock on the option grant date (the closing selling price per share on the Nasdaq National Market as published in THE WALL STREET JOURNAL).

               3. The number of shares of Common Stock subject to the option will be determined by dividing (i) the percentage of the Board Service fee I have elected to apply to the acquisition of the option by (ii) two-thirds of the fair market value per share of Common Stock on the option grant date.

               4. The option will become exercisable in twelve (12) successive equal monthly installments upon my completion of each calendar month of service on the Board during calendar year 20__, with the first such installment to become exercisable upon my continuation in Board service through January 31, 20___.

               5. The remaining terms of the option will be as set forth in the Director Fee Option Grant Program in effect under the Plan.



                          Signature:
                                    -------------------------------------------

                          Dated:
                                    -------------------------------------------




* The maximum dollar amount which may be applied to the Director Fee Option Grant Program may not exceed the amount obtained by multiplying the number of regularly-scheduled Board meetings for calendar year 200_ by the per Board meeting fee in effect for such year.